UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2014

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, Hillenbrand, Inc. (the “Company”) announced that Cynthia L. Lucchese, the Company’s Senior Vice President and Chief Financial Officer, will be leaving the Company effective March 31, 2014, to pursue other professional opportunities.

On January 6, 2014, the Company entered into a Separation and Release Agreement (the “Agreement”) with Ms. Lucchese.  Subject to the terms and conditions set forth therein, the Agreement provides for the following cash severance benefits to Ms. Lucchese:  (i) in accordance with the terms of her employment agreement with the Company, a payment equal to her current annual base salary; (ii) a bonus-based payment reflecting her average annual cash incentive compensation; and (iii) a stay bonus payable if she remains with the Company through March 31, 2014, or if she and the Company mutually agree to an earlier termination date.  These cash severance benefits equal $672,000 in the aggregate.  In addition, the Agreement provides that one-third of the stock options included in the annual long-term incentive compensation award granted to Ms. Lucchese for fiscal year 2014 will vest immediately.  Ms. Lucchese is also entitled to certain healthcare related benefits for a period not to exceed twelve months following her termination date.

Under the Agreement, Ms. Lucchese agrees to a general release of claims with respect to the Company and remains subject to applicable non-compete, non-solicitation and confidentiality provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the current quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.

DATE: January 7, 2014	BY:	/S/ John R. Zerkle
John R. Zerkle
Senior Vice President,
General Counsel and Secretary